Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 4, 2014

Board of Directors

QTS Realty Trust, Inc.

12851 Foster Street

Overland Park, KS 66213

Ladies and Gentlemen:

We are acting as counsel to QTS Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to (i) the offer and sale from time to time of up to 16,643,645 shares of Class A common stock, $0.01 par value per share (the “GA Shares”), of the Company by GA QTS Interholdco, LLC that were issued in connection with the Company’s formation transactions and initial public offering (“IPO”), (ii) the offer and sale from time to time of (A) up to 133,000 shares of Class A common stock, $0.01 par value per share (the “Williams Shares”), by Chad L. Williams, the Company’s Chairman and Chief Executive Officer, that the Company may issue to him from time to time upon conversion of 133,000 shares of Class B common stock, $0.01 par value per share (“Class B common stock”), of the Company that were issued in connection with the Company’s formation transactions and (B) 47,619 shares of Class A common stock, $0.01 par value per share, by Mr. Williams that were issued in the Company’s IPO (the “Williams IPO Shares”) (iii) the issuance of up to 7,713,687 shares of Class A common stock (the “OP Redemption Shares”) that the Company may issue to holders of units of limited partnership interest (“OP units”) in QualityTech, LP (the “Operating Partnership”) and to any of their permitted transferees or other successors in interest upon tender of OP units for redemption, (iv) the issuance of up to 1,630,606 shares of Class A common stock (the “LTIP Redemption Shares,” and with the OP Redemption Shares, the “Redemption Shares”) that the Company may issue to holders of Class RS LTIP units and Class O LTIP units of the Operating Partnership (collectively, “LTIP units”) either directly in exchange for LTIP units or upon redemption of OP units issued upon conversion of LTIP units; and (v) the offer and sale from time to time of any Redemption Shares by persons who may be deemed to be the Company’s affiliates. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Williams Shares and the Redemption Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors QTS Realty Trust, Inc.	Page 2	November 4, 2014

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	the GA Shares are validly issued, fully paid, and nonassessable;

(b)	the Williams Shares, if and when issued and delivered in accordance with the terms of the Company’s Articles of Amendment and Restatement and certain resolutions of the board of directors of the Company adopted at a meeting held on October 17, 2014 relating to the issuance of the Williams Shares and arrangements in connection therewith upon redemption of shares of Class B common stock as contemplated thereby, will be validly issued, fully paid and nonassessable;

(c)	the Williams IPO Shares are validly issued, fully paid, and nonassessable; and

(d)	the Redemption Shares, if and when issued and delivered in accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated October 15, 2014 and certain resolutions of the board of directors of the Company adopted at a meeting held on October 17, 2014 relating to the issuance of the Redemption Shares and arrangements in connection therewith, upon redemption of OP units or exchange of LTIP units, as applicable, as contemplated thereby, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP